UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   March 27, 2012

MILLER ENERGY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Tennessee	001-34732	62-1028629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9721 Cogdill Road, Suite 302, Knoxville, TN	37932
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(865) 223-6575

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03

Material Modification to Rights of Security Holders.

On March 27, 2012, Miller Energy Resources, Inc. amended our Charter to designate a series of its blank check preferred stock, designated as the Series A Redeemable Preferred Stock (as described below in Item 5.03). The Series A Preferred Stock has a senior liquidation preference to our Common Stock.

Item 5.03

Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On March 27, 2012, we amended our Charter to designate a series of our blank check preferred stock as Series A Redeemable Preferred Stock consisting of 150,000. The Series A Redeemable Preferred Stock has a stated value of $100.00 per share. The holders of the Series A Redeemable Preferred Stock shall be entitled to receive dividends at the rate of 10% per annum. The dividends shall accumulate if not paid. The dividends shall commence accruing on the initial issuance date and shall be payable annually in arrears on each dividend date, beginning on May 1, 2013. The Series A Redeemable Preferred Shares are not convertible into any other securities of our company.

The Series A Redeemable Preferred Stock may be redeemed at any time at our option. If the Series A Redeemable Preferred Stock is redeemed prior to 180 days from the date of issuance, the redemption price will be $110 per share. If the Series A Redeemable Preferred Stock is redeemed after the date that is 180 days from the date of issuance, the redemption price will be $115 per share.

The holders of the Series A Redeemable Preferred Stock shall have no voting rights (unless such rights are specifically provided for in the Tennessee Business Corporation Act). The holders of the Series A Redeemable Preferred Stock have a liquidation preference senior to the holders of Common Stock, and upon liquidation, dissolution, or winding up of our affairs, are entitled to receive out of the remaining assets of Miller Energy Resources available for distribution to its stockholders, an amount equal to the stated value per share.

The foregoing description is qualified in its entirety by reference to the amendment, which is filed herewith as Exhibit 3.9.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description

3.9	Amendment to the Charter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLER ENERGY RESOURCES, INC.

Date: April 2, 2012	By:	/s/ Scott M. Boruff
Scott M. Boruff, Chief Executive Officer

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